FOR IMMEDIATE RELEASE

For Press:	For Investors:
Tucker Walsh	Kim Maxwell
ATG	ATG
617-386-1159	(617) 386-1006
twalsh@atg.com	kmaxwell@atg.com
ATG COMPLETES ACQUISITION OF eSTARA
CAMBRIDGE, Mass. — October 2, 2006 — ATG (Art Technology Group, Inc., NASDAQ: ARTG), today announced it has completed its acquisition of eStara, a privately held company based in Reston, Virginia. ATG announced a definitive agreement on September 19, 2006 to acquire eStara in a stock and cash merger transaction.
eStara’s market leading Click to Call, Click to Chat and Call Tracking solutions will advance ATG’s mission of enabling online sellers to find customers, convert them to buyers and ensure their satisfaction so they become loyal, repeat, and profitable customers. eStara’s Click to Call solution allows an online consumer to request an immediate call from a salesperson or customer care agent, via the telephone or computer.
“We are excited about completing our acquisition of eStara,” said Bob Burke, ATG’s President and CEO. “Their offerings fit perfectly with ATG’s end-to-end commerce solutions which are designed to create demand, improve conversion rates, enlarge average order size and provide excellent customer care. Furthermore, the combination of ATG’s on demand initiative with eStara’s pure on demand business will accelerate the expansion of our recurring revenue model.”
ATG acquired eStara for consideration consisting of approximately 15.3 million shares of common stock and $2.0 million in cash. The merger consideration is subject to adjustment based on eStara’s working capital at closing, which has not yet been determined. The number of ATG shares to be issued will be reduced, and the amount of cash to be paid by ATG will increase correspondingly, to the extent that any eStara stockholders do not qualify as accredited investors. Non-accredited stockholders will receive cash in the amount of $2.80 in lieu of each share of ATG stock that they would have otherwise received, up to an aggregate of $3.0 million. In addition, ATG assumed eStara’s obligation to pay its employees transaction bonuses of approximately $5.1 million, which will be paid in cash immediately following the closing.
ATG also agreed to pay up to an additional $6.0 million in contingent earn-out payments based on the eStara revenues for fiscal 2007. These merger payments will be payable in March 2008 and may be satisfied, at ATG’s option, in the form of cash or ATG stock, subject to certain limits.
Assuming these contingent earn-out payments are paid, the total transaction is valued at approximately $48.3 million, based on the closing sale price of ATG’s common stock as reported on the NASDAQ stock market on September 18, 2006. The merger is intended to be effected as a tax-free reorganization for eStara stock holders and is expected to be accounted for by ATG under the purchase method of accounting.
ATG expects to provide an update on its acquisition of eStara during its third quarter 2006 earnings call later this month.
About ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) makes the software and delivers the on demand solutions that the world’s most customer-conscious companies use to power their e-commerce web sites, find prospects, convert them to buyers and ensure their satisfaction so they become loyal, repeat, profitable customers. ATG’s B2C e-commerce suite is ranked the #1 current offering by Forrester Research, and powers more of the top 300 internet retailers than any other vendor. ATG’s solutions are used by over 600 major brands, including Adobe, A&E Networks, American Eagle Outfitters, B&Q, Best Buy, Cingular Wireless, Coca Cola, Dell, DirecTV, France Telecom, Hewlett-Packard, Intuit, Johnson & Johnson, Louis Vuitton, Mercedes-Benz, Neiman Marcus, New York & Company, Nike, Nokia, OfficeMax, PayPal, Philips, Procter & Gamble, Rubbermaid, Smith & Hawken, Symantec, T-Mobile, Target, Verisign, and Walgreens. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe. For more information about ATG, please visit www.atg.com.
This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include those regarding the expected benefits and impact on ATG’s revenues of the acquisition. These statements are subject to known and unknown risks and uncertainties that may cause ATG’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Further details on these risks are set forth in ATG’s filings with the Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the period ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended June 30, 2006, as filed with the SEC. These filings are available free of charge on a website maintained by the SEC at http://www.sec.gov. Additional risk factors related to the subject matter of this press release include: the possibilities that ATG may not be successful in integrating eStara’s business with its own; that depreciation, amortization and potential impairment charges associated with the acquisition could adversely affect the combined company’s results of operations; that ATG’s and eStara’s partners, customers or investors may react unfavorably to the combination; the risks and costs of potential and existing intellectual property and other litigation; the possibility that either company’s product and service deployments will not be successful, on time or significantly enhance the user’s Internet experience; the need to adapt to rapid changes so products and services do not become obsolete; the possibility of errors in both companies’ software products and services; the possibility that the companies’ combined offerings will not provide the expected benefits to customers; and the possibility that ATG’s product strategy may change in the future. ATG undertakes no obligation to update any of the forward-looking statements after the date of this press release.
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